FEE SCHEDULE

TO THE

INVESTMENT ADVISORY AGREEMENT

Between

LKCM FUNDS (“Trust”)

And

Luther King Capital Management Corporation (“Adviser”)

Which is dated June 21, 1994

1.

For the services provided and the expenses assumed pursuant to the captioned Investment Advisory Agreement, the LKCM International Equity Fund of the Trust (the “Fund”) will pay the Adviser a fee, computed by applying a quarterly rate, equal to 0.90% per annum of the Fund’s average daily net assets for the quarter.

2.	This Fee Schedule shall be attached to and made a part of the captioned Investment Advisory Agreement and is subject to all of its terms and conditions.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed by their delegated officers as of February 26, 2019.

LKCM INTERNATIONAL EQUITY FUND

By:	/s/ Jacob D. Smith
Jacob D. Smith
Chief Financial Officer/Chief Compliance Officer

LUTHER KING CAPITAL MANAGEMENT CORPORATION

By:	/s/ J. Luther King, Jr.
J. Luther King, Jr.
President